Exhibit 99.1

Gladstone Land Corporation Reports Results for the Third Quarter Ended September 30, 2013

Please note the limited information that follows in this press release is not adequate for making an informed investment judgment.

MCLEAN, Va., Oct. 29, 2013 /PRNewswire/ -- Gladstone Land Corporation (NASDAQ: LAND) (the "Company") today reported financial results for the third quarter ended September 30, 2013. A description of funds from operations ("FFO"), a relative non-GAAP (generally accepted accounting principles in the United States) financial measure, is located at the end of this press release. All per-share references are to fully-diluted, weighted average shares of common stock unless otherwise noted. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneLand.com. The Company completed its initial public offering in January 2013 (the "IPO").

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Summary Information:

	For and As of the Quarters Ended
	September 30, 2013	June 30, 2013	Change ($ / #)	Change (%)

Operating Data:
Total operating revenue	$ 996,096	$ 949,756	$ 46,340	4.9%
Total operating expenses	(647,480)	(611,333)	(36,147)	5.9%
Other expenses	(258,450)	(261,229)	2,779	-1.1%
Net income before income taxes	90,166	77,194	12,972	16.8%
Income tax provision	(85,406)	(46,838)	(38,568)	82.3%
Net income available to common stockholders	$ 4,760	$ 30,356	$ (25,596)	-84.3%
Real estate and intangible depreciation and amortization	171,751	177,323	(5,572)	-3.1%
Funds from operations available to common stockholders	$ 176,511	$ 207,679	$ (31,168)	-15.0%

Share and Per Share Data:
Weighted average common shares outstanding - basic and diluted	6,530,264	6,530,264	0	0.0%
Net income per weighted average common share - basic and diluted	$ 0.00	$ 0.00	$ (0.00)	0.0%
FFO per weighted average common share - basic and diluted	0.03	0.03	(0.00)	0.0%
Cash dividends declared per common share	0.36	0.36	0.00	0.0%

Balance Sheet Data:
Real estate and intangibles, net	$ 42,069,990	$ 41,697,456	$ 372,534	0.9%
Total assets	85,701,381	88,205,335	(2,503,954)	-2.8%
Mortgage note payable and borrowings under line of credit	29,589,165	29,589,165	0	0.0%
Total stockholders' equity	54,325,189	56,671,324	(2,346,135)	-4.1%
Total common shares outstanding	6,530,264	6,530,264	0	0.0%

Other Data:
Farms owned	14	14	0	0.0%
Acres owned	1,959	1,959	0	0.0%
Occupancy Rate	100.0%	100.0%	0.0%	0.0%

Highlights for the Quarter, the Company:

  Extended Leases:  Extended 2 leases that were set to expire during 2013 with the existing tenants.  The first lease was extended for 1 year, while the second lease was extended for an additional 6.5 years.  There are no other lease expirations in 2013;
  Hired a Managing Director:  Hired a new Managing Director in California to be our representative in the western United States; and
  Declared Distributions:  Declared and paid monthly cash distributions for the quarter of $0.12 per share of common stock for each of July, August and September.  A portion of these payments are related to the Company's accumulated earnings and profits from prior periods that must be distributed prior to its REIT election.

Third Quarter 2013 Results: FFO decreased for the three months ended September 30, 2013, as compared to the three months ended June 30, 2013. While the Company saw an increase in operating revenues from a full quarter of earnings from the two properties acquired during the second quarter, operating expenses also increased, primarily due to a one-time incentive fee credit issued to the Company by its Adviser during the second quarter, coupled with additional acquisition-related expenses incurred in connection with becoming more active in the market and rebuilding its pipeline of potential acquisitions and an adjustment to our income tax provision recorded during the three months ended September 30, 2013. This was partially offset by a decrease in professional fees from the prior quarter, as significant legal fees were incurred during the three months ended June 30, 2013, associated with tax research and preparatory work related to becoming a REIT.

Net income available to common stockholders for the three months ended September 30, 2013, was approximately $5,000, or $0.00 per share. Net income available to common stockholders decreased as compared to that for the three months ended June 30, 2013, primarily due to an adjustment to our income tax provision recorded during the three months ended September 30, 2013. A reconciliation of FFO to net income for both the three months ended September 30 and June 30, 2013, which the Company believes is the most directly-comparable GAAP measure to FFO, and a computation of basic and diluted FFO and basic and diluted net income per weighted-average share of common stock is set forth in the Summary Information table above.

Comments from the Company's Chief Executive Officer, David Gladstone: "Our quarter over quarter financial results reflect increased revenues from our farm acquisitions made during the second quarter, which were held for the full third quarter. We incurred more acquisition-related expenses during the current quarter, as we are rebuilding our pipeline of potential acquisitions, and we anticipating closing on several farms next quarter. We have already closed on one of farm during the fourth quarter. We also continue to focus on maintaining our portfolio and working with our existing tenants to extend leases that are scheduled to mature in 2014. We extended two leases during the quarter that were set to expire this year, including the lease on our largest property located in Oxnard, California for 6.5 years. The new lease in Oxnard provides for both fixed rental increases, as well as market resets on the land value. We are looking forward to an active fourth quarter of 2013."

Subsequent Events: Subsequent to the end of the quarter, the following significant events occurred:

  New Acquisition:  Acquired 1 farm, comprised of 166 acres of farmland in California, for approximately $7.3 million with a total lease term of 11 years; and
  Declared Distributions:  Declared monthly cash distributions of $0.12 per share on its common stock, for each of October, November and December 2013.  A portion of these payments are related to the Company's accumulated earnings and profits from prior periods that must be distributed prior to its REIT election.

Conference Call for Stockholders: The Company will hold a conference call on
Wednesday, October 30, 2013, at 8:30 a.m. EDT to discuss its earnings results. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through November 29, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10029524. The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneLand.com. The event will also be archived and available for replay on the Company's website through December 30, 2013.

About Gladstone Land: Gladstone Land is a real estate investment company that pays monthly dividends to its stockholders. Gladstone Land invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers. The Company currently owns 15 farms, predominantly concentrated in locations where its tenants are able to grow row crops, such as berries, lettuce and melons, which are planted and harvested annually or more frequently, as well as more permanent crops, such as blueberries. The Company also may acquire property related to farming, such as storage facilities utilized for cooling crops, processing plants, packaging facilities and distribution centers. Additional information can be found at www.GladstoneLand.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.Gladstone.com.

Non-GAAP Financial Measure – FFO: The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company presents basic and diluted FFO per share as calculations of FFO available to common stockholder divided by the weighted average common shares outstanding. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs. To learn more about FFO, please refer to the Company's Form 10-Q for the quarter ended September 30, 2013, as filed with the SEC today.

Certain statements in this press release, including the Company's ability to maintain or grow its portfolio and FFO, renegotiate or extend leases, and deploy additional capital are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to invest proceeds from its initial public offering; the duration of, or further downturns in, the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on March 27, 201, and under Item 1A, "Risk Factors," of its Form 10-Q for the three months ended September 30, 2013, as filed with the SEC on October 29, 2013. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Land Corporation, +1-703-287-5893